Exhibit 99.1

FOR IMMEDIATE RELEASE

Greif, Inc. Revises Fiscal 2015 Earnings Guidance

Greif (NYSE: GEF, GEF.B), a world leader in industrial packaging products and services, today announced revised guidance for its fiscal year ending October 31, 2015. For the second quarter of 2015, adjusted earnings per Class A share, excluding gains and losses on the sales of businesses, timberland and property, plant and equipment, and acquisition related costs, as well as restructuring and impairment charges, are expected to be in line with the company’s expectations. However, the 2015 fiscal year adjusted earnings are now expected to be $1.65 to $1.75 per Class A share, compared to the company’s previous adjusted earnings guidance of $2.25 to $2.35 per Class A share.

While positive demand and gross margin trends in international operations emerged during the second quarter and the company’s transformation actions have begun being realized, annual adjusted earnings are expected to be lower than previously forecasted. The principal factors contributing to this guidance revision are based on recent results and near term expectations on lower volumes and gross margins for the company’s North American businesses, and the continuing impact of unfavorable foreign exchange rates.

The company plans to report its second quarter financial results on June 9, 2015, and conduct a conference call on June 10, 2015, at 10:00 AM ET to provide more detailed information.

About Greif

Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, flexible, corrugated, multiwall and reconditioned containers, intermediate bulk containers, containerboard and packaging accessories, and provides blending, filling, packaging and industrial packaging reconditioning services for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 50 countries to serve global as well as regional customers. Additional information is on the company’s website at www.greif.com.

Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “aspiration,” “objective,” “project,” “believe,” “continue,” “on track” or “target” or the negative thereof and similar expressions, among others, identify forward-looking statements. All forward-looking statements are based on assumptions, expectations and other information currently available to management. Such forward-looking statements are subject to certain risks and uncertainties that could cause the company’s actual results to differ materially from those forecasted, projected or anticipated, whether expressed or implied. The most significant of these risks and uncertainties are described in Part I of the company’s Annual Report on Form 10-K for the fiscal year ended Oct. 31, 2014. The company undertakes no obligation to update or revise any forward-looking statements.

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Media:	Analyst:

Scott Griffin	Robert Lentz
Vice President, Corporate Communications	(614) 876-2000
Greif, Inc. (740) 657-6516